Exhibit 5



                        January 23, 1997


Appalachian Power Company
40 Franklin Road, S.W.
Roanoke, Virginia 24011

Dear Sirs:

     With respect to the Registration Statement on Form S-3 of Appalachian Power Company (the "Company") relating to the issuance and sale by the Company, in one or more transactions from time to time, of its First Mortgage Bonds (the "First Mortgage Bonds") and First Mortgage Bonds, Designated Medium Term Notes (the "Notes") the First Mortgage Bonds and the Notes being collectively called the "New Bonds") and its unsecured debt securities (the "Unsecured Notes") (the New Bonds and the Unsecured Notes being collectively called the "Debt Securities"), we wish to advise you as follows:

     We are of the opinion that, when the steps mentioned in the next paragraph below have been taken, the Debt Securities will be valid and legally binding obligations of the Company, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

     The steps to be taken which are referred to in the next preceding paragraph consist of the following:

          (1) Appropriate definitive action by the Board of Directors of the Company with respect to the proposed transactions set forth in said Registration Statement;

          (2)  Appropriate action by and before the State
     Corporation Commission of Virginia and the Tennessee
     Regulatory Authority in respect of the proposed transactions set forth in said Registration Statement;

          (3) Compliance with the Securities Act of 1933, as amended, and with the Trust Indenture Act of 1939, as amended;

          (4) Execution and delivery of one or more proposed Indentures Supplemental to Mortgage and Deed of Trust of the Company dated as of December 1, 1940, as amended and supplemented, under which the New Bonds will be issued, and the recording and filing thereof in all required offices of record in Virginia, West Virginia and Tennessee;

          (5) Issuance and sale of the New Bonds by the Company in accordance with the above-mentioned Mortgage and Deed of Trust and with the governmental and corporate authorizations aforesaid; and

          (6) Issuance and sale of the Unsecured Notes by the Company in accordance with the governmental and corporate authorizations aforesaid.

     Insofar as this opinion relates to matters governed by laws of the Commonwealth of Virginia or the States of West Virginia or Tennessee, this firm has consulted, and may consult further, with local counsel in which this firm has confidence and will rely, as to such matters, upon such opinions or advice of such counsel which will be delivered to this firm prior to the closing of the sale of the Debt Securities. This opinion does not purport, and it is not intended, to cover any questions relating to property titles, franchises or the lien of the above-mentioned Mortgage and Deed of Trust.

     We consent to the filing of this opinion as an exhibit to said Registration Statement and to the use of our name and the inclusion of the statements in regard to us set forth in said Registration Statement under the caption "Legal Opinions".

                                   Very truly yours,

                                   /s/ Simpson Thacher & Bartlett

                                   SIMPSON THACHER & BARTLETT